Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the financial statements of Monsanto Company and the effectiveness of Monsanto Company’s internal control over financial reporting dated October 23, 2013, appearing in the Annual Report on Form 10-K of Monsanto Company for the year ended August 31, 2013.

/s/ DELOITTE & TOUCHE LLP

St. Louis, Missouri
November 1, 2013